Exhibit 99.1

Former Idaho National Laboratory Scientist Joins OriginOil’s Board of Advisors

Dr. Thomas H. Ulrich is a Leading Biomass Scientist and Key Collaborator with OriginOil

Los Angeles, CA – November 30, 2011 – OriginOil, Inc. (OTC/BB: OOIL), the developer of a breakthrough technology to extract oil from algae and an emerging leader in the global algae oil services industry, today announced the appointment of Dr. Thomas H. Ulrich to its Board of Advisors. Dr. Ulrich was most recently an Idaho National Laboratory (INL) Advisory Scientist and worked closely with OriginOil to create a strategic partnership between INL and OriginOil, as well as launching the first Cooperative Research and Development Agreement (CRADA) between OriginOil and INL. He has been a key supporter of OriginOil’s technology and offers tremendous value to the company as a highly regarded thought leader in field of biomass and bioenergy.

“It was my privilege to work alongside Dr. Ulrich at the Idaho National Lab, and Tom has been key to our collaboration with the U.S. Department of Energy on biofuel standardization,” said Paul Reep, OriginOil’s senior vice president of technology. “We have a similar vision and goal of creating standards for biofuels that will advance the whole industry. The OriginOil team joins me in welcoming Dr. Ulrich.”

Dr. Ulrich added, “This is a great opportunity for me to continue to contribute to our nation’s pursuit of energy independence. OriginOil offers a cost-effective and scalable industrial process that has the potential to make algae a very viable petroleum alternative. Driven by its innovation, intellectual property portfolio, and industry relationships, I believe OriginOil will be the key player in industrial algae technologies.”

While at INL, Dr. Ulrich collaborated with OriginOil in the design, implementation, and successful completion of OriginOil’s Phase 1 CRADA in February of 2009. This Phase 1 CRADA resulted in an unprecedented Energy Balance Model bringing algae-based fuels one step closer to reality. He has also contributed to the design of Phases 2 and 3 of the CRADA. Dr. Ulrich has been a key contributor to developing the Blendable Feedstock Standard, in which OriginOil is collaborating with the Department of Energy, and which has the potential to help reduce biofuel dependence on food crops.

Dr. Ulrich also initiated and expanded INL’s algae biomass R&D program focusing on the integration of algal systems into INL’s feedstock supply chain with the development of a uniform feedstock for the bioenergy industry.

Dr. Thomas Ulrich has more than 25 years of experience in planning, securing funding, executing projects as a group leader and principal scientist in private industry and at INL. He has successfully identified internal and external researchers that have strategically partnered to pursue and capture a broad range of Department of Energy, Department of Defense, and private industry R&D funding opportunities.

For his contribution to the Department of Energy’s seminal 2011 Billion-Ton Update, Dr. Ulrich received a Letter of Commendation and a Certificate of Appreciation from the Biomass Program of the Department of Energy’s Office of Energy Efficiency and Renewable Energy. His areas of research include assessing the quality of biomass feedstock that is derived from genetically modified plants, and characterizing gene expression that impacts biomass productivity.

Dr. Ulrich has collaborated on biomass projects funded by the Department of Commerce and Department of Energy. He was most recently an INL Advisory Scientist in the Biological Science Department. He earned his Ph.D. in Agronomy from the University of Illinois, Champaign–Urbana, Illinois. Dr. Ulrich also holds a M.S. in Genetics from Washington State University and a B.S. in Zoology from Washington State University, Pullman, WA.

About OriginOil, Inc.

OriginOil helps algae growers extract oil from algae for use as a feedstock for the commercial production of transportation fuels, chemicals and foods. In a single step, our breakthrough technology efficiently dewaters and breaks down algae for its useful products, overcoming one of the greatest challenges in making algae a viable replacement for petroleum. As a pioneer and the emerging leader in the global algae oil services field, OriginOil supports its core algae extraction technology with an array of process innovations for some of the world’s most successful algae growers and refiners, just as pioneers like Schlumberger and Halliburton have done in the oilfield services industry. To learn more about OriginOil®, please visit our website at www.originoil.com.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.